Exhibit 5.1

[LETTERHEAD OF COOLEY LLP]

Jason L. Kent
T: +1 858 550 6044
jkent@cooley.com

August 8, 2019
Chimerix, Inc.
2505 Meridian Parkway, Suite 100
Durham, NC 27713

Ladies and Gentlemen:
You have requested our opinion, as counsel to Chimerix, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,750,000 shares (the “Shares”) of the Company's Common Stock, $0.001 par value, reserved for issuance pursuant to inducement awards made on terms and conditions consistent with equity awards under the Company's 2013 Equity Incentive Plan (the “2013 Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the 2013 Plan, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable stock option agreement, and in each case when sold and issued in accordance with the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ Jason L. Kent
Jason L. Kent

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com